Exhibit 99.1



                         [FRIEDMAN'S GRAPHIC OMITTED
                         THE VALUE LEADER SINCE 1920]


                171 Crossroads Parkway Savannah, Georgia 31422
                      PO Box 8025Savannah, Georgia 31412
                         (912) 233-9333 (800) 545-9033


For Immediate Release

Contact:
           Jane D'Arcy
           Trion Communications
           (401) 453-3100 ext. 104
           jdarcy@trioncom.com


               FRIEDMAN'S ANNOUNCES AMENDMENT TO CREDIT FACILITY

SAVANNAH, GA (November 5, 2004) - Friedman's Inc. (OTC non-BB: FRDM.PK), the Value Leader in fine jewelry retailing, today announced that it has reached an agreement with its lenders to amend its senior credit facility. The amendment modifies certain of the financial covenants contained in its amended and restated credit facility entered into earlier this year, and eliminates the anticipated default under the credit facility resulting from Friedman's failure to meet cumulative EBITDA requirements and the required minimum ratio of Accounts Payable to Inventory, as previously announced. Additional details regarding the amendment to the credit facility will be released in a current report on Form 8-K to be filed with the SEC.

About Friedman's
----------------

Founded in 1920, Friedman's Inc. is a leading specialty retailer based in Savannah, Georgia. The Company is the leading operator of fine jewelry stores located in power strip centers and regional malls. For more information, go to: www.friedmans.com.

Some of the statements included in this press release, particularly those anticipating future financial performance, business prospects, growth and operating strategies and similar matters, are forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not guarantees of future performance and a variety of factors could cause the Company's actual results to differ materially from the anticipated or expected results expressed in these forward-looking statements. The Company undertakes no obligation to update or revise any such forward-looking statements. The forward-looking statements, the Company's liquidity, capital resources, and results of operations are subject to a number of risks and uncertainties, including but not limited to, the following: the ability of the Company to comply with the terms of its credit facility; potential adverse developments with respect to the Company's liquidity and/or results of operations; competitive pressures from other retailers; trends in the economy as a whole which may affect consumer confidence and consumer demand for the types of goods sold by the Company; the ability of the Company to attract, retain and compensate key executives and associates; the ability of the Company to attract and retain customers; potential adverse publicity; the ability of the company to achieve the cost savings and operational benefits projected from its planned store closings; the final results of the audit including the review of the calculation of our allowance for doubtful accounts; the results of the SEC and Justice Department investigations; the results of various litigation; the effect of the restatement on our credit facilities, including funding availability there under and our relationship with our lenders; the effect of the restatement on our future earnings, including any adjustments to previously announced earnings forecasts; and other risk factors identified from time to time in our SEC reports, including, but not limited to, the report on Form 10-K for the year ended September 28, 2002.

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